Exhibit 99.1

ACI Worldwide, Inc. Reports Financial Results for the
Quarter Ended June 30, 2020

Q2 HIGHLIGHTS

•Revenue of $300 million, up 1% from Q2 last year

•Recurring revenue was 78% of total revenue, up from 75% in Q2 last year

•Net income of $14 million, up 146% from Q2 last year

•Adjusted EBITDA of $78 million, up 42% from Q2 last year

•Cash flow from operations of $68 million, up 371% from Q2 last year

NAPLES, FLA — August 6, 2020 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time digital payment solutions and software, today announced financial results for the quarter ended June 30, 2020.

“Despite the continued challenges presented by the COVID-19 pandemic, our focus on maximizing profitability, coupled with our resilient business model, produced significant EBITDA growth of 42% and margin expansion of 1,000 basis points versus the second quarter of last year,” said Odilon Almeida, President and CEO of ACI Worldwide. “ACI’s substantial recurring revenue, reliable cash flows, and high customer retention continue to provide stability as we navigate the macroeconomic landscape. We are also making significant progress in developing and implementing our three-pillar strategy, namely, Fit for Growth, Focused on Growth, and Step Change Value Creation. Guided by these three fundamental pillars and with a sense of urgency, we will build an agile and nimble organization with a best in class global sales process; we will focus our investment on growing geographies, segments and products; and we will pursue M&A opportunities that will drive step-change value creation. We are confident that we have the right team, assets, and three-pillar strategy to build a financially stronger and operationally superior company that is well positioned for continuous profitable growth and significant value creation.”

Q2 2020 FINANCIAL RESULTS
New bookings in the quarter were $136 million, up 6% compared to Q2 last year.

Revenue in the quarter was $300 million, up 1% compared to Q2 2019, or up 2% after adjusting for foreign currency fluctuations. Total recurring revenue was up 4% compared to Q2 last year and comprised 78% of total revenue in Q2 2020 compared to 75% of total revenue in Q2 last year.

Net income in the quarter was $14 million, up 146% compared to Q2 last year. Adjusted EBITDA in the quarter was $78 million, up 42% compared to Q2 last year. Net adjusted EBITDA margin was 35% versus 25% in Q2 last year.

Revenue from ACI’s On Demand segment was $181 million, up 5% from Q2 last year. On Demand segment net adjusted EBITDA margin improved to 31% compared to 18% last year. On Demand segment net adjusted EBITDA margin is adjusted for pass through interchange revenue of $75 million and $78 million, for Q2 2020 and Q2 2019, respectively.

Revenue from ACI’s On Premise segment was $119 million, down 5% from Q2 last year primarily as a result of lower non-recurring license and services revenue. On Premise segment adjusted EBITDA margin was 50% in Q2 2020 versus 46% in Q2 2019.

ACI ended Q2 2020 with a 12-month backlog of $1.1 billion and a 60-month backlog of $5.8 billion.

Cash flows from operating activities in the quarter were $68 million, up 371% from Q2 2019. ACI ended the quarter with $129 million in cash on hand and $300 million available on the Company’s credit facility. The Company paid down $40 million in debt during the quarter.

FIRST HALF 2020 FINANCIAL RESULTS
New bookings in the six-months ended June 30, 2020 were $256 million, up 29% compared to the same period last year.

Revenue in the six-months ended June 30, 2020 was $591 million, up 17% compared to the same period last year driven primarily by the acquisition of Speedpay. Recurring revenue was 81% of total revenue in the six-months ended June 30, 2020 compared to 77% of total revenue in the same period last year.

Net loss in the six-months ended June 30, 2020 of $10 million, compared to a net loss of $20 million in the same period last year. Adjusted EBITDA in the six-months ended June 30, 2020 was $116 million, up 84% compared to the same period last year. Net adjusted EBITDA margin was 27% versus 17% in the first half last year.

Revenue from ACI’s On Demand segment was $374 million in the six-months ended June 30, 2020, up 32% from the same period last year. On Demand segment net adjusted EBITDA margin improved to 27% compared to 11% last year. On Demand segment net adjusted EBITDA margin is adjusted for pass through interchange revenue of $164 million and $123 million, for the six-months ended June 30, 2020 and 2019, respectively.

Revenue from ACI’s On Premise segment was $218 million in the six-months ended June 30, 2020, down 1% from the same period last year. On Premise segment adjusted EBITDA margin was 41% in the six-months ended June 30, 2020 versus 39% in the same period last year.

GUIDANCE
While a significant portion of ACI’s revenues are recurring and the Company is optimistic about its pipeline of deals, the duration and severity of the COVID-19 pandemic has caused uncertainty regarding the timing of signing and realizing of revenue from new business. As previously announced, ACI has suspended guidance regarding its financial outlook for the full year 2020.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS
Management will host a conference call at 8:30 am ET today to discuss these results. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 6539894. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide
ACI Worldwide powers electronic payments for more than 6,000 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises, through the public cloud or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience.

© Copyright ACI Worldwide, Inc. 2020.

ACI, ACI Worldwide, ACI Payment Systems, the ACI logo and all ACI product names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis
ACI Worldwide
239-403-4627
john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP.

We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•Adjusted EBITDA: net income (loss) plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, net income (loss).

•Net Adjusted EBITDA Margin: Adjusted EBITDA divided by revenue net of pass through interchange revenue. Net Adjusted EBITDA Margin should be considered in addition to, rather than as a substitute for, net income (loss).

ACI is also presenting adjusted operating free cash flow, which is defined as net cash provided by operating activities and net after-tax payments associated with significant transaction-related expenses, less capital expenditures. Adjusted operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize adjusted operating free cash flow as a further indicator of operating performance and for planning investment activities. Adjusted operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of adjusted operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that adjusted operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI backlog includes estimates for SaaS and PaaS, license, maintenance, and services revenue specified in executed contracts but excluded from contracted revenue that will be recognized in future periods, as well as revenue from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimates are derived using the following key assumptions:

•License arrangements are assumed to renew at the end of their committed term or under the renewal option stated in the contract at a rate consistent with historical experience. If the license arrangement includes extended payment terms, the renewal estimate is adjusted for the effects of a significant financing component.

•Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•SaaS and PaaS arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results require substantial judgment and are based on several assumptions, as described above. These assumptions may turn out to be inaccurate or wrong for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for many reasons, including mergers, changes in their financial condition, or general changes in economic conditions (e.g. economic declines resulting from COVID-19) in the customer’s industry or geographic location. We may also experience delays in the development or delivery of products or services specified in customer contracts, which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue recognized in future periods. Accordingly, there can be no assurance that amounts included in backlog estimates will generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period. Additionally, because certain components of Committed Backlog and all of Renewal Backlog estimates are operating metrics, the estimates are not required to be subject to the same level of internal review or controls as contracted but not recognized Committed Backlog.

Backlog estimates should be considered in addition to, rather than as a substitute for, reported revenue and contracted but not recognized revenue (including deferred revenue).

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, expectations regarding: (i) ACI’s substantial recurring revenue, reliable cash flows, and high customer retention continue to provide stability as we navigate the macroeconomic landscape, (ii) progress in developing and implementing our three-pillar strategy, (iii) our building an agile and nimble organization with a best in class global sales process, (iv) our confidence that we have the right team, assets, and three-pillar strategy to build a financially stronger and operationally superior company that is well positioned for continuous profitable growth and significant value creation, (v) our optimism about our pipeline of deals, and (vi) uncertainty from COVID-10 and expectations for the rest of 2020.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, our ability to protect customer information from security breaches or attacks, our ability to adequately defend our intellectual property, exposure to credit or operating risks arising from certain payment funding methods, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, adverse changes in the global economy, worldwide events outside of our control, failure to attract and retain key personnel, litigation, future acquisitions, strategic partnerships and investments, integration of and achieving benefits from the Speedpay acquisition, impairment of our goodwill or intangible assets, restrictions and other financial covenants in our debt agreements, our existing levels of debt, replacement of LIBOR benchmark interest rate, the accuracy of management’s backlog estimates, exposure to unknown tax liabilities, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, volatility in our stock price, and the COVID-19 pandemic. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$129,223	$121,398
Receivables, net of allowances	324,659	359,197
Settlement assets	338,372	391,039
Prepaid expenses	29,620	24,542
Other current assets	30,533	24,200
Total current assets	852,407	920,376
Noncurrent assets
Accrued receivables, net	199,964	213,041
Property and equipment, net	69,011	70,380
Operating lease right-of-use assets	54,816	57,382
Software, net	216,287	234,517
Goodwill	1,280,226	1,280,525
Intangible assets, net	335,697	356,969
Deferred income taxes, net	59,301	51,611
Other noncurrent assets	69,868	72,733
TOTAL ASSETS	$3,137,577	$3,257,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$42,795	$37,010
Settlement liabilities	314,017	368,719
Employee compensation	36,717	29,318
Current portion of long-term debt	34,206	34,148
Deferred revenue	73,729	65,784
Other current liabilities	78,995	76,971
Total current liabilities	580,459	611,950
Noncurrent liabilities
Deferred revenue	63,692	53,155
Long-term debt	1,282,889	1,339,007
Deferred income taxes, net	31,140	32,053
Operating lease liabilities	45,999	46,766
Other noncurrent liabilities	42,661	44,635
Total liabilities	2,046,840	2,127,566
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	667,554	667,658
Retained earnings	920,478	930,830
Treasury stock	(399,663)	(377,639)
Accumulated other comprehensive loss	(98,334)	(91,583)
Total stockholders’ equity	1,090,737	1,129,968
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,137,577	$3,257,534

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Software as a service and platform as a service	$180,573	$172,499	$373,523	$281,056
License	50,136	52,541	78,265	73,619
Maintenance	52,749	51,922	106,029	107,033
Services	16,452	20,656	33,578	41,765
Total revenues	299,910	297,618	591,395	503,473
Operating expenses
Cost of revenue (1)	147,346	155,240	313,183	270,181
Research and development	35,578	39,235	74,602	75,429
Selling and marketing	24,455	32,962	54,538	62,392
General and administrative	29,758	49,319	65,684	80,836
Depreciation and amortization	33,635	26,744	65,533	48,610
Total operating expenses	270,772	303,500	573,540	537,448
Operating income (loss)	29,138	(5,882)	17,855	(33,975)
Other income (expense)
Interest expense	(14,142)	(15,323)	(31,313)	(26,937)
Interest income	2,954	2,997	5,854	6,030
Other, net	2,041	1,402	(7,717)	(510)
Total other income (expense)	(9,147)	(10,924)	(33,176)	(21,417)
Income (loss) before income taxes	19,991	(16,806)	(15,321)	(55,392)
Income tax expense (benefit)	5,916	(22,531)	(4,969)	(35,154)
Net income (loss)	$14,075	$5,725	$(10,352)	$(20,238)
Income (loss) per common share
Basic	$0.12	$0.05	$(0.09)	$(0.17)
Diluted	$0.12	$0.05	$(0.09)	$(0.17)
Weighted average common shares outstanding
Basic	116,033	116,586	116,019	116,287
Diluted	117,264	118,786	116,019	116,287
(1) The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$14,075	$5,725	$(10,352)	$(20,238)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	5,927	5,930	11,752	11,831
Amortization	29,765	23,848	57,762	42,799
Amortization of operating lease right-of-use assets	5,245	3,646	8,801	7,029
Amortization of deferred debt issuance costs	1,204	930	2,416	1,683
Deferred income taxes	5,671	(23,917)	(4,742)	(41,331)
Stock-based compensation expense	7,932	14,372	14,882	20,957
Other	1,122	959	1,772	1,533
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(19,646)	(5,953)	29,053	88,596
Accounts payable	12,374	11,591	6,287	1,294
Accrued employee compensation	1,192	7,435	8,177	(1,163)
Current income taxes	(4,006)	(4,593)	(9,367)	(5,634)
Deferred revenue	(259)	(13,854)	22,236	(17,981)
Other current and noncurrent assets and liabilities	7,433	(11,681)	(13,148)	(32,510)
Net cash flows from operating activities	68,029	14,438	125,529	56,865
Cash flows from investing activities:
Purchases of property and equipment	(7,018)	(4,665)	(10,615)	(9,915)
Purchases of software and distribution rights	(8,516)	(6,722)	(15,057)	(11,300)
Acquisition of businesses, net of cash acquired	—	(758,546)	—	(758,546)
Net cash flows from investing activities	(15,534)	(769,933)	(25,672)	(779,761)
Cash flows from financing activities:
Proceeds from issuance of common stock	947	922	1,894	1,753
Proceeds from exercises of stock options	722	959	1,122	5,816
Repurchase of stock-based compensation awards for tax withholdings	(151)	(185)	(11,124)	(2,809)
Repurchases of common stock	—	—	(28,881)	(631)
Proceeds from revolving credit facility	—	250,000	30,000	250,000
Repayment of revolving credit facility	(30,000)	(15,000)	(69,000)	(15,000)
Proceeds from term portion of credit agreement	—	500,000	—	500,000
Repayment of term portion of credit agreement	(9,738)	(3,487)	(19,475)	(9,424)
Payments for debt issuance costs	—	(12,830)	—	(12,830)
Payments on or proceeds from other debt, net	(1,093)	(363)	(4,686)	(2,220)
Net cash flows from financing activities	(39,313)	720,016	(100,150)	714,655
Effect of exchange rate fluctuations on cash	(3,083)	(1,298)	8,118	(865)
Net increase (decrease) in cash and cash equivalents	10,099	(36,777)	7,825	(9,106)
Cash and cash equivalents, beginning of period	119,124	176,173	121,398	148,502
Cash and cash equivalents, end of period	$129,223	$139,396	$129,223	$139,396

Adjusted EBITDA (millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$14.1	$5.7	$(10.4)	$(20.2)
Plus:
Income tax expense (benefit)	5.9	(22.5)	(5.0)	(35.2)
Net interest expense	11.2	12.3	25.5	20.9
Net other income (expense)	(2.0)	(1.4)	7.7	0.5
Depreciation expense	5.9	5.9	11.8	11.8
Amortization expense	29.8	23.9	57.8	42.8
Non-cash stock-based compensation expense	7.9	14.4	14.9	21.0
Adjusted EBITDA before significant transaction-related expenses	$72.8	$38.3	$102.3	$41.6
Significant transaction-related expenses	5.0	16.6	13.5	21.3
Adjusted EBITDA	$77.8	$54.9	$115.8	$62.9

Segment Information (millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
ACI On Demand	$180.6	$172.5	$373.5	$282.4
ACI On Premise	119.3	125.1	217.9	221.1
Total	$299.9	$297.6	$591.4	$503.5
Interchange
ACI On Demand	$74.8	$78.4	$163.6	$123.3
Net Revenue
ACI On Demand	$105.8	$94.1	$209.9	$159.1
ACI On Premise	119.3	125.1	217.9	221.1
Total	$225.1	$219.2	$427.8	$380.2
Segment Adjusted EBITDA
ACI On Demand	$33.1	$17.3	$56.2	$17.1
ACI On Premise	$59.1	$57.1	$90.0	$85.3
Segment Net Adjusted EBITDA Margin
ACI On Demand	31.3%	18.4%	26.8%	10.7%
ACI On Premise	49.5%	45.6%	41.3%	38.6%

Reconciliation of Adjusted Operating Free Cash Flow (millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash flows from operating activities	$68.0	$14.4	$125.5	$56.9
Net after-tax payments associated with significant transaction-related expenses	5.0	12.5	9.0	15.2
Less: capital expenditures	(15.5)	(11.4)	(25.7)	(21.2)
Adjusted Operating Free Cash Flow	$57.5	$15.5	$108.8	$50.9

EPS impact of non-cash and significant transaction-related items (millions)	Three Months Ended June 30,
	2020		2019
	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income (loss)	$0.12	$14.1	$0.05	$5.7
Adjusted for:
Tax benefit from release of valuation allowance	—	—	(0.16)	(18.5)
Significant transaction-related expenses	0.03	3.5	0.11	12.6
Amortization of acquisition-related intangibles	0.06	7.0	0.05	5.7
Amortization of acquisition-related software	0.07	8.1	0.06	7.0
Non-cash stock-based compensation	0.05	6.0	0.09	10.9
Total adjustments	$0.21	$24.6	$0.15	$17.7
Diluted EPS adjusted for non-cash and significant transaction-related items	$0.33	$38.7	$0.20	$23.4

EPS impact of non-cash and significant transaction-related items (millions)	Six Months Ended June 30,
	2020		2019
	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income (loss)	$(0.09)	$(10.4)	$(0.17)	$(20.2)
Adjusted for:
Tax benefit from release of valuation allowance	—	—	(0.16)	(18.5)
Significant transaction-related expenses	0.09	10.3	0.14	16.2
Amortization of acquisition-related intangibles	0.12	14.1	0.09	9.9
Amortization of acquisition-related software	0.14	16.1	0.11	12.5
Non-cash stock-based compensation	0.10	11.3	0.14	15.9
Total adjustments	$0.45	$51.8	$0.32	$36.0
Diluted EPS adjusted for non-cash and significant transaction-related items	$0.36	$41.4	$0.15	$15.8